Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Announces U.S. Department of Energy Project Award

•	$3.0 million funding award to advance the development and commercialization of FuelCell Energy’s Reversible Solid Oxide Fuel Cell Systems

DANBURY, CT – September 17, 2020 -- FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in fuel cell technology – with a purpose of utilizing its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy – announces that the Company’s reversible solid oxide project has been selected by the U.S. Department of Energy (DOE) to receive funding support in the amount of $3.0 million. The project focuses on developing performance improvements to advance the commercialization of FuelCell Energy’s reversible solid oxide fuel cell systems. A reversible solid oxide fuel cell (RSOFC) system is a hybrid operation system that performs water electrolysis for the production of hydrogen, stores the hydrogen, and then produces power by using the produced hydrogen.

“This project significantly aids the development of our solid oxide platform as we work to develop our commercial electrolysis and long-duration storage platform,” said Jason Few, Chief Executive Officer, FuelCell Energy, Inc. “There is a growing realization of the need for clean, cost-effective, long-duration energy storage, which is becoming increasingly urgent as more intermittent sources are being added to the electric grid. Building on our expertise in solid oxide fuel cell technology, we are developing innovative long-term storage solutions that address this potential market through the production of hydrogen via electrolysis.”

Mr. Few continued, “Based on reversible solid oxide fuel cell technology, our solution converts intermittent and excess power during periods of low power demand into hydrogen, stores our hydrogen on-site for long periods of time, and then uses this as a fuel source to generate clean power when needed during times of high power demand. This megawatt scalable solution provides long-duration storage, and compares very favorably against other technologies. This program will help us prepare to increase the scale of the technology and demonstrate our efficient hydrogen-based storage.”

The focus of the program is to make improvements to the fundamental repeating components in the RSOFC stack and deliver stack design improvements, particularly in the area of thermal management, while advancing the fuel cell power management technology. This adds to our current funding for existing technology programs for power generation, electrolysis, and storage. These technology programs are expected to accelerate the progress toward commercializing our solid oxide platform in these applications.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and its business plans and strategies. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, ability to access certain markets, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, access to and ability to raise capital and attract financing, potential volatility of energy prices, rapid technological change, competition, the Company’s ability to successfully implement its new business strategies and achieve its goals, the Company’s ability to achieve its sales plans and cost reduction targets, changes by the U.S. Small Business Administration or other governmental authorities to, or with respect to the implementation or interpretation of, the Coronavirus Aid, Relief, and Economic Security Act, the Payroll Protection Program or related administrative matters, and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to customers’ capital budgets and investment plans, impacts to the Company’s project schedules, impacts to the Company’s ability to service existing projects, and impacts on the demand for the Company’s products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) is a global leader in developing environmentally responsible distributed baseload power solutions through our proprietary, molten-carbonate fuel cell technology. We develop turn-key distributed power generation solutions and operate and provide comprehensive service for the life of the power plant. We are working to expand the proprietary technologies that we have developed over the past five decades into new products, applications, markets and geographies. Our mission and purpose remains to utilize our proprietary, state-of-the-art fuel cell platforms to reduce the global environmental footprint of baseload power generation by providing environmentally responsible solutions for reliable electrical power, hot water, steam, chilling, distributed hydrogen, microgrid applications, electrolysis, long-duration hydrogen-based energy storage and carbon capture and, in so doing, drive demand for our products and services, thus realizing positive stockholder returns. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our systems answer the needs of diverse customers across several markets, including utility companies, municipalities, universities, hospitals, government entities and a variety of industrial and commercial enterprises. We provide solutions for various applications, including utility-scale distributed generation, on-site power generation and combined heat and power, with the differentiating ability to do so utilizing multiple sources of fuel including natural gas, renewable biogas (i.e., landfill gas, anaerobic digester gas), propane and various blends of such fuels. Our multi-fuel source capability is significantly enhanced by our proprietary gas-clean-up skid.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

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